DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT

            THIS AGREEMENT is made as of this __ day of _____________, 2005 between The Japan Fund, Inc. (the "FUND"), a Maryland corporation and SEI Investments Distribution Co. (the "DISTRIBUTOR"), a Pennsylvania corporation.

            WHEREAS, the Fund is registered as an open-end management investment company with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 ACT"), and its shares are registered with the SEC under the Securities Act of 1933, as amended (the "1933 ACT");

            WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended; and

            WHEREAS, the Board of Directors of the Fund (the "BOARD") has adopted a Rule 12b-1 Distribution and Shareholder Servicing Plan (the "PLAN") pursuant to Rule 12b-1 under the 1940 Act that, among other things, authorizes the Fund to enter into this Agreement with Distributor, as principal underwriter of the shares of the Fund, so that Distributor may provide distribution and shareholder services (collectively, "SERVICES") for the benefit of the Fund and its shareholders.

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Fund and Distributor hereby agree as follows:

         ARTICLE 1. SALE OF SHARES. The Fund grants to the Distributor the exclusive right to sell shares of the Fund (the "SHARES") at the net asset value per Share, plus any applicable sales charges in accordance with the current prospectus, as agent and on behalf of the Fund, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states ("BLUE SKY LAWS").

         ARTICLE 2. SOLICITATION OF SALES. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Shares of the Fund; PROVIDED that the Distributor shall not be prevented from entering into like arrangements with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate the Distributor to sell any particular number of Shares.

         ARTICLE 3. AUTHORIZED REPRESENTATIONS. The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the current registration statements and prospectuses of the Fund filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor's use. The Distributor may prepare and distribute sales literature and other material as it may deem

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appropriate, PROVIDED that such literature and materials have been prepared in accordance with applicable rules and regulations.

         ARTICLE 4. REGISTRATION OF SHARES. The Fund agrees that it will take all action necessary to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Fund shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Fund.

            ARTICLE 5. SHAREHOLDER SERVICING. The Distributor shall provide, or shall arrange for the provision of, shareholder services and/or account maintenance services to Fund shareholders who may from time to time directly or indirectly beneficially own shares of the Fund.

            ARTICLE 6. SERVICES. In fulfilling the Distributor's obligations under Article 2 and Article 5 of this Agreement, it is contemplated that the Services provided by the Distributor, whether provided directly by the Distributor or through arrangement by the Distributor with a third party, may include, but shall not necessarily be limited to:

     (a) receiving, aggregating and processing purchase, exchange and redemption orders of shareholders;

     (b) communicating periodically with shareholders concerning administrative issues relating to their accounts, and answering questions and handling correspondence from shareholders about their accounts;

     (c) maintaining account records and providing beneficial owners with account statements;

     (d) processing dividend payments for Shares held beneficially;

     (e) providing sub-accounting services for Shares held beneficially;

     (f) disseminating tax information and issuing and mailing shareholder reports, other Fund information, and transaction confirmations to beneficial owners of Shares;

     (g) forwarding shareholder communications to beneficial owners of Shares;

     (h) receiving, tabulating and transmitting proxies executed by beneficial owners of Shares;

     (i) general account administration activities, including crediting distributions from the Fund to shareholder accounts and determining amounts to be reinvested in the Fund;

     (j) advertising, preparing sales literature and other promotional materials, undertaking related printing and distribution services, and, as necessary, making payments (including incentive compensation) to third parties, including, wholesalers and consultants, that provide distribution, marketing, advertising or shareholder related services;

     (k) paying employees or agents of the Distributor, other securities broker-dealers, sales personnel, or "associated persons" of the Fund

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         who engage in or support the provision of services to investors and/or distribution of the Shares, including salary, commissions, telephone, travel and related overhead expenses;

     (l) training sales personnel regarding the Fund;

     (m) preparing, printing and distributing prospectuses, statements of additional information and reports to prospective investors;

     (n) organizing and conducting sales seminars and meetings;

     (o) paying fees to one or more sub-distributors in respect of the average daily value of Shares beneficially owned by investors for whom the sub-distributor is the dealer of record or holder of record, or beneficially owned by shareholders with whom the Distributor has a servicing relationship;

     (p) incurring costs and expenses in implementing and operating the Plan, including capital or other expenses of associated equipment, rent, salaries, bonuses, interest, and other overhead or financing charges; and

     (q) providing such other administrative and personal services as may be reasonably requested and which are deemed necessary and beneficial to the holders of the Shares.

         ARTICLE 7. REIMBURSEMENT FOR SERVICES. (a) The Fund shall, subject to the terms of this Agreement, reimburse the Distributor on a monthly basis for its expenses incurred in providing the Services under this Agreement. The parties agree that, except as otherwise provided in section 7(l) hereof, the term "expense," as used in this Article 7, may include an element of reasonable profit to the Distributor.

     (b) Regardless of the amount of expenses incurred by the Distributor, the maximum annual amount of expenses reimbursable by the Fund pursuant to this Agreement and the Plan shall not exceed the lesser of (i) the expenses incurred by the Distributor for that period that would be reimbursable under the terms of the Plan and this Agreement if this section 7(b) were not given effect and (ii) the Maximum Reimbursable Amount. The term "MAXIMUM REIMBURSABLE AMOUNT" means:
(i) for the twelve month period following the date that this Agreement becomes effective in accordance with Article 13 hereof, 0.15% of the Fund's average daily net assets on an annual basis; and (ii) for any period following such twelve month period, such amount as is agreed to from time to time by the Board and the Distributor in accordance with this Agreement and subject to the Plan.

     (c) At least a reasonable amount of time prior to the first quarterly meeting of the Board following (i) approval of the Plan by the shareholders and the Board and approval of this Agreement by the Board, (ii) the end of the second quarter of each fiscal year of the Fund in which this Agreement is in effect, and (iii) the end of the fourth quarter of each fiscal year of the Fund in which this Agreement is in effect (each such meeting described in clauses
(i), (ii), and (iii), a "BUDGET MEETING"), the Distributor shall submit to the Board a proposed budget describing (as provided in section 7(d) hereof) the expenses that the Distributor proposes to incur under this Agreement during the period of time between (A) the Budget Meeting for which the proposed budget is being submitted and (B) the next succeeding Budget Meeting (such period of time, a "BUDGET PERIOD").

     (d) Each proposed budget shall describe in detail the identity of the recipient (if known) of any payments proposed to be made under this Agreement, the purpose

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for which the expenses are proposed to be incurred, the Distributor's estimated cost in providing the services to which the proposed expenses relate, and such other information as the Board may reasonably request.

     (e) At the Budget Meeting for which a proposed budget is submitted, the Board shall either (X) approve the proposed budget in whole or in part with such modifications as the Board and the Distributor shall agree (any such proposed budget as approved in whole or in part, an "APPROVED BUDGET") or (Y) disapprove the proposed budget.

     (f) During the period between (A) approval of the Plan by the shareholders and the Board and approval of this Agreement by the Board and (B) the date the first Approved Budget is approved (the "INITIAL PERIOD"), the Distributor shall incur under this Agreement only those expenses that are reasonable and incurred in good faith. During any Budget Period for which an Approved Budget is in effect, the Distributor shall incur expenses under this Agreement only in accordance with such Approved Budget. During any period for which an Approved Budget is not in effect (other than the Initial Period), the Distributor shall incur expenses under this Agreement as if the Approved Budget most recently in effect had been reapproved for such period. The expenses (i) that the Distributor is permitted to incur under this section 7(f) and (ii) that do not exceed either the Maximum Reimbursable Amount or the maximum amount of expenses reimbursable under the Plan are referred to herein as "ALLOWED EXPENSES."

     (g) The Distributor shall be reimbursed (subject to sections 7(b) and 7(l) hereof) at the end of each month for the expenses it has incurred under this Agreement during such month, PROVIDED that such reimbursements are subject to repayment to the Fund in accordance with sections 7(h) and 7(i) hereof.

     (h) At least a reasonable amount of time prior to each quarterly meeting of the Board, the Distributor shall submit to the Board (and the Board shall review) a written report (a "REPORT") of all expenses for which the Distributor has been reimbursed under this Agreement since the immediately preceding Report, if any, was submitted to the Board (such expenses with respect to any Report, the "REIMBURSED EXPENSES"). Each Report shall include:

       (i) such information as is necessary for the Board to determine whether the Reimbursed Expenses are Allowed Expenses;

      (ii) the identity of the recipient of any payment made by the Distributor for which the Distributor was reimbursed;

     (iii) the purpose for which the Reimbursed Expenses were incurred;

      (iv) the Distributor's cost in providing the services to which the Reimbursed Expenses relate; and

       (v) such other information as the Board may reasonably request.

     (i) At each quarterly meeting of the Board following the submission of a Report, the Board shall review the Report and shall determine in good faith

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whether the Reimbursed Expenses described in the Report are Allowed Expenses. A decision by the Board that an expense is an Allowed Expense is binding and final to the extent that the information provided about the expense by the Distributor was accurate and complete. Any Reimbursed Expenses that the Board determines are not Allowed Expenses are referred to herein as "DISALLOWED EXPENSES."

     (j) When the Distributor submits a proposed budget to the Board, the Distributor may condition the proposed budget on the Board's agreement that the President of the Fund have the authority to approve expenses during the relevant Budget Period that were not contemplated when the proposed budget was submitted. To the extent the Board agrees to this condition, expenses approved by the President shall be deemed to be Allowed Expenses unless reimbursement of such expenses would cause the Fund to exceed the fee limit under the 12b-1 Plan.

     (k) Within 30 days of the date of the Board's determination that a Reimbursed Expense is a Disallowed Expense, the Distributor shall repay the Fund, without interest, the total amount of reimbursement payments it has received from the Fund with respect to such Disallowed Expense; PROVIDED that during such 30-day period, the Distributor may submit to the Chairman of the Board such materials as the Distributor deems appropriate to demonstrate that the Disallowed Expense was incorrectly determined by the Board to be a Disallowed Expense. In the event of a submission to the Chairman, the Chairman may either (i) refer to the full Board for consideration at the next meeting of the Board the question of whether the Disallowed Expense was incorrectly determined to be a Disallowed Expense or (ii) affirm the Board's determination that the expense is a Disallowed Expense, in which case the Distributor shall have 10 days from the date of the Chairman's affirmation to repay the Fund for such expense. If the Chairman refers the question to the Board in accordance with clause (i) of the preceding sentence, the Board, in its discretion, shall either (X) deem the expense to be an Allowed Expense (and therefore not subject to repayment by the Distributor), PROVIDED that the expense may be deemed an Allowed Expense only if doing so would not cause either the Maximum Reimbursable Amount or the maximum amount of expenses reimbursable under the Plan to be exceeded; or (Y) affirm its earlier determination that the expense is a Disallowed Expense, in which case the Distributor shall have 10 days from the date of the Board's affirmation to repay the Fund for such expense.

     (l) Any expense incurred by the Distributor that is not reimbursable pursuant to this Article 7 at the time such expense is incurred (including expenses not reimbursable due to the Maximum Reimbursable Amount limit or the limitations imposed by the Plan) and any Disallowed Expense may not be carried forward for future payment. All such expenses shall be the sole responsibility of the Distributor. Nothing in this Agreement shall be construed to require the Distributor to make an expenditure for which it cannot be reimbursed.

     (m) Expenses shall be deemed incurred by the Distributor whether paid directly by the Distributor or by a third party to the extent reimbursable by the Distributor.

     (n) For any expense incurred by the Distributor due to a payment to a third party, the Distributor shall be reimbursed only to the extent of the Distributor's payment to the third party.

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

        ARTICLE 8. OTHER PAYMENTS. For providing the Services under this Agreement, the Distributor shall also:

     (a) receive from the Fund all front-end sales charges, if any, on purchases of Shares of the Fund sold subject to such charges as described in the Fund's Registration Statement and current prospectuses, as amended from time to time. The Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with the Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Fund upon receipt of the proceeds and retain the applicable sales charge; and

     (b) receive from the Fund all contingent deferred sales charges ("CDSCS"), if any, applied on redemptions of Shares subject to such charges on the terms and subject to such waivers as are described in the Fund's Registration Statement and current prospectuses, as amended from time to time, or as otherwise required pursuant to applicable law.

         ARTICLE 9. REALLOWANCE. The Distributor may reallow any or all of the distribution or service fees, front-end sales charges and contingent deferred sales charges which it is paid by the Fund to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine.

         ARTICLE 10. INDEMNIFICATION OF DISTRIBUTOR. The Fund agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Fund does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor.

         In no case (i) is the indemnity of the Fund to be deemed to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable to the Distributor under the indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

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

         The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

         The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of its Shares.

         ARTICLE 11. INDEMNIFICATION OF FUND. The Distributor covenants and agrees that it will indemnify and hold harmless the Fund and each of its directors and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Shares, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, prospectus, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Distributor.

         In no case (i) is the indemnity of the Distributor in favor of the Fund or any other person indemnified to be deemed to protect the Fund or any other person against any liability to which the Fund or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Fund or any person indemnified unless the Fund or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund or upon any person (or after the Fund or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Fund or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

         The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the

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defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

         The Distributor agrees to notify the Fund promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the issue and sale of any of the Fund's Shares.

         ARTICLE 12. CONSEQUENTIAL DAMAGES. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

         ARTICLE 13. EFFECTIVE DATE AND TERM. This Agreement shall become effective upon the later of (i) its approval by the Board in accordance with Rule 12b-1 and its execution and (ii) the approval of the Plan by both the Board and shareholders in accordance with Rule 12b-1. Unless terminated as provided, this Agreement shall continue in force for one year from the date of its execution and thereafter from year to year, PROVIDED that such annual continuance is approved by a vote of the Board, and of the directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan ("QUALIFIED DIRECTORS"), cast in person at a meeting called for the purpose of voting on the approval.

         ARTICLE 14. TERMINATION. This Agreement shall automatically terminate in the event of its assignment. In addition, this Agreement may at any time be terminated without penalty by the Distributor, by a vote of a majority of Qualified Directors or by vote of a majority of the outstanding voting securities of the Fund on sixty days' written notice to the other party.

         ARTICLE 15. NOTICES. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, 225 Franklin Street, 26th Floor, Boston, MA 02110,
Attn.: Jack McNamara; and if to the Distributor, One Freedom Valley Drive, Oaks, Pennsylvania 19456.

         ARTICLE 16. LIMITATION OF LIABILITY. A copy of the charter of the Fund is on file with the Secretary of State of the State of Maryland, and notice is hereby given that this Agreement is executed on behalf of the Directors of the Fund as Directors and not individually and that the obligations of this instrument are not binding upon any of the Directors, officers or shareholders of the Fund individually but binding only upon the assets and property of the Fund.

         ARTICLE 17. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, including (i) that certain Shareholder Services Agreement, dated as of October 4, 2002, between the Fund and Distributor, (ii) that certain

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Distribution Agreement, dated as of October 4, 2002, between the Fund and
Distributor and (iii) that certain Distribution Agreement dated as of July 28, 2004 between the Fund and Distributor. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         ARTICLE 18. ANTI-MONEY LAUNDERING. The Distributor represents that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act ("BSA") and applicable guidance issued by the SEC and the guidance and rules of the National Association of Securities Dealers, Inc. (the "NASD").

         The Distributor represents that it has in place an anti-laundering program that complies with the law in jurisdictions in which Shares are distributed, including applicable provisions of the BSA, the USA PATRIOT Act of 2001 and programs administered by the U.S. Department of the Treasury's Office of Foreign Assets Control.

         ARTICLE 19. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 20. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 21. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         ARTICLE 22. MEANING OF CERTAIN TERMS. As used in this Agreement, the terms "assignment," "interested person," and "the vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         IN WITNESS WHEREOF, the Fund and Distributor have each duly executed this Agreement, as of the day and year above written.

THE JAPAN FUND, INC.

By:
   --------------------------------------

Attest:
       ----------------------------------



SEI INVESTMENTS DISTRIBUTION CO.

By:
   --------------------------------------

Attest:
       ----------------------------------

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